Exhibit 99.1

Research Solutions Announces Acquisition of scite

Transforms Search and Discovery Solutions for Researchers by Delivering Breakthrough AI Technology

Adds $3.6 Million in Annualized Software Subscription Revenue

HENDERSON, Nev., November 27, 2023 /PRNewswire/ -- Research Solutions, Inc. (NASDAQ: RSSS), a trusted partner providing cloud-based workflow solutions to accelerate research for R&D-driven organizations, today announced their acquisition of scite, an award-winning search and discovery platform that leverages AI to increase the discoverability and evaluation of research.

The acquisition of scite further enhances Research Solutions’ product offerings and provides cross-selling opportunities to scite’s consistently growing B2C customer base of approximately 21,000 active subscribers, as well as its diverse B2B customer base of corporate entities, leading academic institutions, and government agencies.

As of October 31, 2023, the annualized value of scite's B2C and B2B software subscriptions, some of which are monthly and some annual, is $3.6 million.

“This partnership aligns both with our ongoing growth strategy and our focus on creating truly unique and powerful solutions to meet the needs of researchers throughout the innovation process,” said Roy W. Olivier, CEO of Research Solutions. “Similar to Research Solutions, the heart of scite’s success is their unique relationships with publishers, which enabled them to create the Smart Citation database. This key asset is now being leveraged in a variety of ways to address corporate and academic innovation needs. Their remarkable growth, especially in the B2C and academic categories, is an indicator of their momentum. Moreover, scite's profitability illustrates their efficiency and resilience in a competitive market, setting the stage to further strengthen Research Solutions’ position and continue our upward trend.”

scite's Smart Citations go beyond traditional citations by displaying citation statements, their context within citing articles, and a classification to indicate whether the paper supports or contradicts the cited claim. Powering a suite of research features, this index of over one billion Smart Citations assists in discovering, vetting, and understanding research articles. Furthermore, scite Assistant, an AI-powered chatbot, utilizes Smart Citations to fact-check and validate Large Language Models like ChatGPT, ensuring a trustworthy, transparent, and evidence-based "ChatGPT for research."

This acquisition presents a material cross-sell and upsell opportunity, driving platform revenue growth by providing a comprehensive suite of research tools to existing Research Solutions customers, which will enhance workflows from end to end. With a majority of its revenue currently sourced from B2C and academic users, scite will strengthen Research Solutions’ capacity to serve academic institutions and leverage scite’s unique capabilities together with Article Galaxy Scholar.

“We’re thrilled to join forces with Research Solutions. Together, we offer an end-to-end solution with unparalleled capabilities and data,” said Josh Nicholson, Co-Founder and CEO of scite. “By empowering researchers and companies, we can drive better outcomes, innovation, and, ultimately, a brighter future.”

About Research Solutions

Research Solutions, Inc. (NASDAQ: RSSS) provides cloud-based technologies to streamline the process of accessing, managing, and creating intellectual property. Since its founding, the company has been a pioneer in developing solutions to serve researchers. Today, more than 70 percent of the top pharmaceutical companies, prestigious universities, and emerging businesses rely on our family of products, powered by AI and NLP technologies, to support the innovation process from end to end with the most comprehensive information and knowledge tools on the market. For more information and details, please visit www.researchsolutions.com.

About scite

Established in 2018, scite is a Brooklyn-based startup that revolutionizes how researchers discover and evaluate research through Smart Citations. Smart Citations transcend conventional references by offering in-text sentences, citing relevant sections, and providing a classification that denotes either support or contrast to the cited claim. scite’s powerful, innovative solutions equip researchers worldwide in various career stages. The company has received multiple accolades for its groundbreaking work in next-generation citations, such as the ISMTE People's Choice Award and ALPSP Award for Innovation in Publishing.

Important Cautions Regarding Forward-Looking Statements

Certain statements in this press release may contain "forward-looking statements" regarding future events and our future results. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," "targets," "goals," "projects", "intends," "plans," "believes," "seeks," "estimates," "endeavors," "strives," "may," or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in the Company's most recent annual report on Form 10-K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Examples of forward-looking statements in this release include statements regarding additional customers, potential acquisitions and the Company's prospects for growth, profitability, and cash flow. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company's filings with the Securities and Exchange Commission.

SOURCE Research Solutions, Inc.

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